Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Appoints CA’s Mark Barrenechea

to Board of Directors

SAN DIEGO – Dec. 23, 2005 – Overland Storage, Inc. (Nasdaq: OVRL), a leading provider of storage solutions, today announced the appointment of Mark J. Barrenechea to its board of directors. Barrenechea is the Executive Vice President of Technology Strategy and Chief Technology Architect at CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies. Barrenechea becomes Overland’s fifth board member, filling one of the two vacancies that existed on the Overland board.

Christopher Calisi, president and CEO of Overland Storage, said, “Mark brings to Overland an incredible depth of experience in software and technology that will be extremely valuable as we expand our protected storage offerings. His knowledge of the market and strategic positioning will greatly enhance the strength of the Board.”

As the Chief Technology Architect at CA, Barrenechea leads the technology and mergers and acquisitions activities of CA.  He is responsible to determine how technologies align with CA’s product portfolio and outlining market opportunities. Barrenechea joined CA in 2003 and previously served as Executive Vice President of Product Development where he was responsible for the majority of CA’s worldwide R&D activities, including all technology, worldwide support and product marketing.  Prior to CA, he served in a variety of positions at Oracle Corporation, including Senior Vice President, Applications Development and as a member of the Executive Management Committee.

Barrenechea holds a bachelor of science degree in computer science from Saint Michael’s College. He is on the board of directors of Ingres Corporation, a privately held open source software company created in November 2005 as part of a partnership between CA and Farnett & Helfrich Capital. Barrenechea is also the author of “eBusiness or Out of Business” (McGraw-Hill, 2001) and “Software Rules” (McGraw-Hill, 2002).

About Overland Storage

Now in its 25th year, Overland Storage is a market leader and innovative provider of Simply Protected Storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS SERIES™ of protected primary storage appliances; the REO SERIES™ of disk-based backup and recovery appliances; and the NEO SERIES® of tape libraries. Overland sells its products through leading

OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

CONTACT INFORMATION:
Vernon A. LoForti, CFO
Email: vloforti@overlandstorage.com

Cynthia A. Bond, Director of Corporate Communications
Email: cbond@overlandstorage.com

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